FIRST AMENDMENT
To the
American Electric Power Service Corporation Umbrella TrustTM For Executives

This Amendment is made this 12th day of December, 2007, by and between American Electric Power Service Corporation, a New York corporation (the “Company”) and Wells-Fargo Bank (as successor in interest to Harris Trust and Savings Bank) (the “Trustee”) to the Trust Agreement entitled the American Electric Power Service Corporation Umbrella TrustTM For Executives that was signed by the Company as of May 27, 1993 and by Harris Trust and Savings Bank as of June 9, 1993 (the “Trust Agreement”).

PREAMBLE

A.           Pursuant to the Trust Agreement, the Company established a trust with the Trustee to hold monies and other property, together with the income thereon, for the uses and purposes and upon the terms and conditions set forth therein, including, primarily, in connection with the administration of the American Electric Power system Excess Benefit Plan and certain employment agreements and deferred compensation agreements (called the “Plans”).

B.           One or more of the Plans are considered “nonqualified deferred compensation plans” within the meaning set forth in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

C.           Code Section 409A(b) specifies that under certain specified, circumstances assets that become restricted to the provision of benefits in connection with a change in the employer’s financial health, may subject the participants in the Plans to taxation prior to the actual or constructive receipt of such assets by those participants.

D.           The Trust Agreement currently specifies that the occurrence of a “Default” (as defined therein) may require the Company to contribute various amounts to the Trust, where such amounts generally would be held for participants who had accrued benefits under the Plans.

E.           Section 7.02-1 of the Trust Agreement provides that the Company and the trustee may amend the Trust Agreement prior to a Special Circumstance (as defined in the trust Agreement) without the written consent of the Plan participants if such amendment is necessary to comply with any laws, regulations or other legal requirements.

F.           The Company and the Trustee, acknowledging that neither has knowledge that any such Special Circumstance has occurred, wish to amend the Trust Agreement to bring it into compliance with the requirements of Code Section 409A(b).

AMENDMENT

1.           Section 2.01-3 of the Trust Agreement hereby is amended by changing the introductory clause thereof to read as follows:

“2.01-3              Except to the extent otherwise provided in 2.01-10, the Company shall, immediately upon the occurrence of a Special Circumstance (as defined in 1.04-2) or a Potential Change in Control (as defined in 2.01-7), and at least annually following a Special Circumstance, contribute to the trust the sum of the following:”

2.           A new Section 2.01-10 is hereby added to the Trust Agreement to read as follows:

“Notwithstanding any provision of this Trust Agreement to the contrary, the Company shall not be required to make the contributions pursuant to 2.01-3 based upon a Default that arises upon a change in the financial health of the Company, the Parent Company or any other entity considered an employer with respect to any of the Plans for purposes of Section 409A(b)(2)(A) of the Code.  The determination of whether a Default has arisen in connection with such a change in the financial health of the Company, the Parent Company or such other entity shall be made in a manner that would avoid the Participants from having to include in income any amounts deferred under any Plan by reason of Code Section 409A(b).”

IN WITNESS WHEREOF, the Company and the Trustee have caused this Amendment to be executed by their respective duly authorized officers on the dates set forth below.

American Electric Power Service Corporation

By:  /s/ Stephan T. Haynes

Title: Vice President

Date:  December 12, 2007

Wells Fargo Bank

By: /s/ George A. Flentge

Title: Vice President

Date:  December 17, 2007